Exhibit 3.71(a)

State of Delaware Secretary of State Division of Corporations Delivered 04:35 PM 12/13/2006 FILED 04:33 PM 12/13/2006 SRV 061142116 - 4267134 FILE

CERTIFICATE OF FORMATION

OF

CURRITUCK GOLF, LLC

ARTICLE 1. NAME

The name of the limited liability company is Currituck Golf, LLC.

ARTICLE 2. REGISTERED OFFICE AND
REGISTERED AGENT

The address of the registered office of this limited liability company in Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 13th day of December, 2006.

/s/ Lance W. Bass
Lance W. Bass